EXHIBIT 99

U S WEST, Inc.
1801 California Street
Denver, CO  80202


NEWS RELEASE



Date:                      April 6, 1999

Contact:                   David Beigie, (303) 896-5528


        Chairman of Gartner Group Elected to U S WEST Board of Directors
- Fernandez Brings Added Computer and Information Services Industry Experience -

DENVER -- U S WEST Inc. Board of Directors added Manny Fernandez, Chairman of Gartner Group, to its Board at its meeting Friday.

"Manny is one of the most highly regarded individuals in high-tech consulting. He has solid experience in the worlds of computers, semiconductors and information services, and has led the Gartner Group to new heights during his tenure there," said Solomon D. Trujillo, president and CEO, U S WEST. "He is a tremendous addition to our Board."

Fernandez, 52, has been chairman of the board of Gartner Group since April 1995 and director since January 1991. Fernandez also held the title of chief executive officer from April 1991 to December 1998 and president from January 1991 through September 1997. Prior to joining Gartner Group, Fernandez was president and chief executive officer of Dataquest, Inc., an information services company which was acquired by Gartner Group in 1995. Before joining Dataquest, Fernandez was president and chief executive officer of Gavilan Computer Corporation, a laptop computer manufacturer, and Zilog Incorporated, a semiconductor manufacturing company.

Other U S WEST Inc. Directors include:

o         Linda G. Alvarado, President and CEO, Alvarado Construction
o         Craig R. Barrett, President and CEO, Intel Corporation
o         Hank Brown, President, University of Northern Colorado, and former
          U. S. Senator from Colorado
o Jerry J. Colangelo, Owner, Chairman and CEO, Arizona Diamondbacks, and President and CEO, Phoenix Suns
o         George J. Harad, Chairman of the Board and CEO, Boise Cascade
          Corporation
o         Peter S. Hellman, former President and COO, TRW, Inc.
o         Allen F. Jacobson, retired Chairman and CEO, Minnesota Mining and
          Manufacturing
o Richard D. McCormick, Chairman of the Board and retired CEO, former U S WEST Inc.
o Marilyn Carlson Nelson, Vice Chair, President and CEO, Carlson Companies, Inc.; Co-Chair Carlson Wagonlit Travel
o         Frank Popoff, Chairman, Dow Chemical Company
o         Solomon D. Trujillo, President and CEO, U S WEST Inc.

Fernandez also serves on the board of directors of Black & Decker and Brunswick Corporation. He holds a bachelor's degree in electrical engineering from University of Florida, and completed post-graduate work in solid state engineering at University of Florida and in business administration at the Florida Institute of Technology.

U S WEST (NYSE:USW) provides a full range of telecommunications services -- including wireline, wireless PCS, data networking, directory and information services -- to more than 25 million customers nationally and in 14 western and midwestern states. More information about U S WEST can be found on the Internet at http://www.uswest.com.

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